Exhibit 19.1

RAMBUS INC.
Revised November 7, 2024

INSIDER TRADING POLICY
Document Number: 00613

I.    PURPOSE

This policy sets forth the restrictions on Insiders with respect to transactions in Rambus Inc. securities, Rambus Inc. and its subsidiaries hereinafter the “Company” or “Rambus”.

II.    OVERVIEW

It is your responsibility to understand and follow this policy. Insider trading is illegal and a violation of this policy. In addition to your own liability for insider trading, Rambus, as well as individual directors, officers and other supervisory personnel, could face liability. Even the appearance of insider trading can lead to government investigations or lawsuits that are time-consuming, expensive and can lead to criminal and civil liability, including damages and fines, imprisonment and bars on serving as an officer or director of a public company, not to mention irreparable damage to both your and the Company’s reputation.

III.    SCOPE

This policy applies to all Rambus board members, full and part time employees, contractors, consultants and advisors (collectively “Rambus Personnel”). Third parties may also be subject to this policy as directed by their Rambus supervisor.

This policy applies to non-public Material Information related to Rambus and relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when
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	Adopted and Approved:	November 7, 2024

that information is obtained in the course of employment with, or other services performed on behalf of, the Company.

IV.    DEFINITIONS

Insider: Includes all Rambus Personnel and immediate family members, individuals living in such persons’ households, persons who are your economic dependents or whose security transactions are directed or influenced by such persons (collectively, "Insiders" and individually, an "Insider"). The Insider is responsible for making sure that these other individuals and entities comply with this policy.

Material Information: Information is considered “material” if a reasonable investor would be substantially likely to consider it important in making a decision to buy, sell or hold securities or would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security. Information that is likely to affect the price of securities is almost always "material." Either positive or negative information may be “material.”

Information is considered "non-public" if it has not been broadly and publicly disseminated for a sufficient period to be reflected in the security’s price. Information remains "non-public" until two trading days after such information has been "publicly disclosed," meaning that it has been broadly distributed to the public in a non-exclusionary manner, such as via a press release or the inclusion of such information in a Form 8-K, 10-Q, or 10-K filed with the Securities and Exchange Commission (“SEC”).

A.    RESPONSIBILITY

Rambus Personnel: All Rambus Personnel are responsible for complying with this policy, regardless of whether or not they are subject to the Company’s blackout periods or trading windows.

Insider Trading Compliance Officer: The Company's General Counsel is the Company's Insider Trading Compliance Officer. The Insider Trading Compliance Officer oversees compliance with this policy and pre-clearance of trade requirements for Section 16 and other identified individuals.

Rambus Legal Department: The Company’s Legal Department maintains this policy and the list of individuals who must pre-clear all of their transactions in Company securities.

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Insider Trading Policy	Policy No:	00613
	Version:	6
	Adopted and Approved:	November 7, 2024

B.    POLICY

1.    Restrictions
Trading on non-public Material Information:
•Insiders may not engage or offer to engage in any type of transactions, including any purchase, sale, loan or other transfer or disposition of any equity securities (including common stock, options, restricted stock units, warrants and preferred stock) and debt securities (including debentures, bonds and notes), any disposition in the form of a gift, any distribution to holders of interests in an entity if the entity is subject to this Policy, of:
o    Rambus securities or derivatives while in possession of non-public Material Information about the Company.
o    Securities or derivatives of another public company while in possession of non-public Material Information about that company gained through the course of his or her employment at Rambus.

2.    Tipping
Insiders may not:
•Disclose (“tip”) non-public Material Information about the Company or about another public company while in possession of non-public Material Information about that company gained through the course of his or her employment at Rambus to another person (including family/household members) where such information may be used to trade in the securities of Rambus or such other company.
•Disclose non-public Material Information about the Company or about another public company while in possession of non-public Material Information about that company gained through the course of his or her employment at Rambus to other Rambus Personnel whose roles do not require them to have the information.
•Make recommendations, or express opinions, on the basis of non-public Material Information to another person regarding the Company’s securities.

3.    Prohibition Against Short Sales and Derivative Securities Trading
Insiders are prohibited from:
•Short-selling Company securities (i.e., selling Company securities prior to owning them).
•Trading in ‘put’ or ‘call’ options or other derivative forms of Rambus securities.

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Insider Trading Policy	Policy No:	00613
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C.    Certain Insiders and Pre-clearance Procedure

1.    The Company’s Legal Department maintains a list of executive officers who are subject to the rules and provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.    The Company’s Legal Department maintains a list of certain individuals who are also subject to pre-clearance procedures. The Company may identify other persons who should be subject to the pre-clearance requirements set forth, and the Insider Trading Compliance Officer may update and revise such list as appropriate.

3.    The individuals described in C.1. and C.2. above, along with all members of the Board of Directors, (collectively, the “Specified Insiders”) must obtain "pre-clearance" from the Insider Trading Compliance Officer prior to any transaction in Company securities. This pre-clearance requirement is designed to help minimize the risks of trading on non-public Material Information.

4.    All trades must be executed within 10 business days of any pre-clearance. Even after preclearance, a person may not trade the Company’s securities if they become subject to a blackout period or aware of non-public Material Information prior to the trade being executed.

D.    Trading Windows and Blackout Periods

1.    Quarterly Blackout Periods
All Specified Insiders must refrain from conducting transactions involving the Company’s securities during the period in any fiscal quarter commencing on the fifteenth (15th) calendar day of the third fiscal month of the fiscal quarter and ending on the close of business on the second trading day following the date of the public disclosure of the financial results for the prior fiscal quarter or year. The prohibition against trading during the blackout period also means that brokers cannot fulfill open orders on the Insider’s behalf or on behalf of the Insider’s immediate family members, persons with whom the Insider shares a household, persons who are the Insider’s economic dependents, or any entity whose transactions in securities the Insider influences, directs or controls, during the blackout period, including “limit orders” to buy or sell stock at a specific price or better and “stop orders” to buy or sell stock once the price of the stock reaches a specified price. If the Insider is subject to blackout periods or pre-clearance requirements, the Insider should so inform any broker with whom such an open order is placed at the time it is placed.

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Insider Trading Policy	Policy No:	00613
	Version:	6
	Adopted and Approved:	November 7, 2024

2.    Special Blackout Periods
In order to further minimize the potential of insider trading, the Company may announce other recommended or prohibited time frames for conducting trades in the Company’s securities. The Insider Trading Compliance Officer will notify the Insider if the Insider is subject to a special blackout period by providing to the Insider a notice. If the Insider is notified that the Insider is subject to a special blackout period, the Insider may not engage in any transaction of the Company’s securities until the special blackout period has ended other than the transactions that are covered by the exceptions below. The Insider also may not disclose to anyone else that the Company has imposed a special blackout period. To the extent applicable to the Insider, special blackout periods also cover the Insider’s immediate family members, persons with whom the Insider shares a household, persons who are the Insider’s economic dependents, and any entity whose transactions in securities the Insider influences, directs or controls.

3.    Regulation BTR Blackout Periods
In order to comply with Regulation Blackout Trading Restriction (“Reg. BTR”) under U.S. federal securities laws, the Company may also institute blackout periods with respect to directors and officers preventing such directors and officers from trading in Company securities during periods, if applicable, when employees are prevented from trading Company securities in the Company’s 401(k) Plan. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability.

4.    It is important to note that whether or not an Insider is subject to blackout periods, all Insiders remain subject to the prohibitions on trading on the basis of non-public Material Information and any other applicable restrictions in this policy and under the law.

E.    Additional Restrictions and Guidelines

1.    Holding Company Securities in Margin Accounts and Using Company Securities as Collateral for Loans
Specified Insiders may not hold Company securities in margin accounts or pledge Company securities as collateral for loans. Under typical margin arrangements, if a person fails to meet a margin call, the broker may be entitled to sell securities held in the margin account without that person’s consent. Under typical collateralized loan arrangements, if a person defaults on a loan, the lender may sell the pledged securities as collateral in a foreclosure sale. These sales, even though not initiated at the person’s request, are still considered a sale for that person’s benefit and, if made at a time when the person is aware of non-public Material Information or is
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	Adopted and Approved:	November 7, 2024

otherwise not permitted to trade, may result in inadvertent insider trading violations, Section 16 and Reg. BTR violations (for officers and directors), violations of this policy, and unfavorable publicity for the Specified Insider and the Company. For these same reasons, all Insiders, even if not prohibited from holding Company securities in margin accounts or from pledging Company securities as collateral for loans, should exercise caution when doing so.

V.    EXCEPTIONS

A.    Stock Option and Purchase Plans
The exercise of stock options for cash with no other associated market activity under the Company’s stock option plans or the purchase of shares under the Company’s employee stock purchase plan (but not the sale of any such shares) is exempt from this policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.

B.    Restricted Stock Units (RSUs)

The vesting of restricted stock units (“RSUs”), but not the sale of any such vested shares under the Company’s equity incentive plan is exempt from this policy, including, if applicable by its terms, a net share settlement whereby an employee may elect to have shares withheld upon the vesting of RSUs for the purpose of satisfying a tax withholding obligation since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the equity incentive plan. In a net share settlement, the Company effectively repurchases that number of shares with an aggregate value equal to the amount of the employee-stockholder’s withholding tax obligation and then pays that amount in cash to the appropriate tax authorities consistent with the Company’s normal withholding procedures.

C.    Change in Form of Ownership

The trading restrictions under this policy do not apply to transfers by will or the laws of descent or distribution and, provided that prior written notice is provided to the Trading Compliance Officer, distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing your pecuniary interest in the Company’s securities.

D.    Rule 10b5-1 Trading Plans

Trades of the Company’s securities made pursuant to a plan adopted in strict compliance with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (a “10b5-1 Plan”) are exempt from this policy; provided, however, that such a plan (which is subject to certain requirements set forth in the Guidelines for Rule 10b5-1 Trading Plans)
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Insider Trading Policy	Policy No:	00613
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	Adopted and Approved:	November 7, 2024

must be approved in advance by the Company’s Insider Trading Compliance Officer. If the Trading Compliance Officer is the requester, then the Company’s Chief Executive Officer, Chief Financial Officer, or their delegate, must approve the written 10b5-1 trading plan.

VI.    SECTION 16 COMPLIANCE

All of the Company’s executive officers and directors and certain other individuals are required to comply with Section 16 of the Exchange Act and related rules and regulations which set forth reporting obligations, limitations on “short swing” transactions, which are certain matching purchases and sales of the Company’s securities within a six-month period, and limitations on short sales.

To ensure transactions subject to Section 16 requirements are reported on time, each person subject to these requirements must provide the Company with detailed information (for example, trade date, number of shares, exact price, etc.) about his or her transactions involving the Company’s securities.

The Company is available to assist in filing Section 16 reports, but the obligation to comply with Section 16 is personal. If you have any questions, you should check with the Trading Compliance Officer.

VII.    ENFORCEMENT

Violation of this policy is subject to disciplinary action, up to and including termination of employment and may also be subject to government imposed civil and criminal penalties, including incarceration, for trading on the basis of insider information.

Any Insider should consult with personal legal and financial advisors as needed. Note that the Company’s legal counsel, both internal and external, represent the Company and not an Insider personally. There may be instances where an Insider suffers financial harm or other hardship or is otherwise required to forego a planned transaction because of the restrictions imposed by this policy or under securities laws. If the Insider were aware of the non-public Material Information at the time of the trade, it is not a defense that the Insider did not “use” the information for the trade. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse an Insider’s failure to comply with this policy. In addition, a blackout or trading-restricted period will not extend the term of an Insider’s options. As a consequence, an Insider may be prevented from exercising options by this policy or as a result of a blackout or other restriction on trading, and as a result options may expire by their term. It is the Insider’s responsibility to manage economic interests and to consider potential trading restrictions when determining whether to exercise options. In such instances, the Company cannot extend the term of the options and has no obligation or liability to replace the economic value or lost benefit.

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Insider Trading Policy	Policy No:	00613
	Version:	6
	Adopted and Approved:	November 7, 2024

VIII.    APPLICABILITY OF THIS POLICY AFTER DEPARTURE

An Insider is expected to comply with this policy until such time as the Insider is no longer affiliated with the Company and no longer possesses any non-public Material Information subject to this policy. In addition, if the Insider is subject to a trading blackout under this policy at the time such Insider cease to be affiliated with the Company, the Insider is expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.

IX.    PROTECTED ACTIVITY NOT PROHIBITED

Nothing in this policy, or any related guidelines or other documents or information provided in connection with this policy, shall in any way limit or prohibit an Insider from engaging in any of the protected activities set forth in the Company’s Open Door Reporting Policy, as amended from time to time.

X.    REPORTING

If an Insider believes someone is violating this policy or otherwise using non-public Material Information that they learned through their position at the Company to trade securities, the Insider should report it to the Insider Trading Compliance Officer.

XI.    AMENDMENTS

The Company reserves the right to amend this policy at any time, for any reason, subject to applicable laws, rules and regulations, and with or without notice, although it will attempt to provide notice in advance of any change. Unless otherwise permitted by this policy, any amendments must be approved by the Board of Directors.

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Insider Trading Policy	Policy No:	00613
	Version:	6
	Adopted and Approved:	November 7, 2024

Guidelines for Rule 10b5-1 Trading Plans

For purposes of Rambus’ Insider Trading Policy (the “Policy”), the Company considers that trades of the Company’s securities made pursuant to a plan adopted in strict compliance with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (a “10b5-1 Plan” or a “Plan”) are exempt from the Policy; provided, however, that such a Plan must be approved in advance by the Company’s Insider Trading Compliance Officer. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Policy. The Insider Trading Compliance Officer shall not approve a 10b5-1 Plan or any modification thereof unless the following requirements have been satisfied:

1.The adoption date of a 10b5-1 Plan (i.e., the date the Insider executes the Plan) or the adoption date of a modification to such a Plan shall not occur during a quarterly or other blackout period in effect with respect to the Insider adopting the Plan.

2.The 10b5-1 Plan shall not allow the accumulation, or “roll-over,” of securities to be sold from one period to another (i.e., 10b5-1 Plans may not specify that securities remaining unsold for any reason in a given period, including failure of the Company’s common stock to reach a specified sales price point, “roll over” into the next sales window and be added to the securities to be sold in the following period).

3.    The effective date of the 10b5-1 Plan (i.e., the date that trading pursuant to the Plan may begin) may not occur until:

o    with respect to directors and officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934), the expiration of a cooling-off period consisting of the later of (a) 90 calendar days after the adoption of the 10b5-1 Plan and (b) two business days after the filing by the Company of its financial results contained in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the 10b5-1 Plan was adopted (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the such Plan).

o    with respect to all other persons (other than the Company), the expiration of a cooling-off period that is 30 calendar days after adoption of the 10b5-1 Plan.

4.    The 10b5-1 Plan must have a minimum term of six months (starting from the Plan’s effective date).

5.    The Insider shall have represented in the Plan that (i) as of the 10b5-1 Plan’s adoption date (or the date of any modification of the Plan), he or she was or is not in possession of any non-public Material Information; (ii) he or she is entering into the Plan (or any modification of the Plan) in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1; (iii) he or she has not entered into
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or altered a corresponding or hedging transaction or put option equivalent with respect to the Company’s securities, and agrees not to enter into any such transaction while the Plan is in effect; and (iv) he or she does not have authority, influence or control over any trades in the Company’s securities made pursuant to the Plan, and will not attempt to exercise any authority, influence or control over such trades.

6.    If the Insider terminates an existing 10b5-1 Plan prior to its stated termination date, such Insider may not make any trades in the Company’s securities until after the expiration of 30 calendar days following termination, and then only in accordance with the Policy.

7.    The person adopting the Plan may not have an outstanding (and may not subsequently enter into any additional) Plan except as permitted by Rule 10b5-1. For example, as contemplated by Rule 10b5-1, a person may adopt a new Plan before the scheduled termination date of an existing Plan, so long as the first scheduled trade under the new Plan does not occur prior to the last scheduled trade(s) of the existing Plan and otherwise complies with these guidelines. Termination of the existing Plan prior to its scheduled termination date may impact the timing of the first trade or the availability of the affirmative defense for the new Plan; therefore, persons adopting a new Plan are advised to exercise caution and consult with the Compliance Officer prior to the early termination of an existing Plan.

8.    Any modification or change to the amount, price or timing of transactions under the 10b5-1 Plan is deemed the termination of the Plan, and the adoption of a Plan ("Modification"). Therefore, a Modification is subject to the same conditions as a new Plan as set forth in Sections 1 through 8 herein.

9.    Within the six month period preceding the Modification or adoption of a 10b5-1 Plan, an Insider may not have otherwise adopted or done a Modification to a 10b5-1 Plan more than once.

10.    A person may adopt a 10b5-1 designed to cover a single trade only once in any consecutive 12-month period except as permitted by Rule 10b5-1.

11.    The Company must be promptly notified of any Modification or termination of the 10b5-1 Plan, including any suspension of trading under the Plan.

12.    The Insider agrees (either in the Plan or in a separate certification to the Company) to use two brokers, one to execute trades pursuant to the 10b5-1 Plan (the “Plan Broker”) and one to execute trades in other non-Company securities (the “Non-Plan Broker”). The Plan Broker must be independent from the Non-Plan Broker (e.g. must not communicate with the Non-Plan Broker” about the Insider’s trades). If the Plan Broker and the Non-Plan Broker are employed by the same firm, such firm shall have
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Insider Trading Policy	Policy No:	00613
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	Adopted and Approved:	November 7, 2024

represented (either in the Plan or in a separate certification to the Company) that an ethical wall has been implemented between the Plan Broker and the Non-Plan Broker. The person administering the Plan must provide prompt notice to the Company of the execution of a transaction pursuant to the Plan.

13.    The 10b5-1 Plan shall provide that the Company reserves the right, in accordance with the provisions of its Insider Trading Policy, to suspend sales of its securities made pursuant to the Plan; provided, however, that trading may resume under the Plan when the suspension has been lifted.

14.    The Insider must provide the Plan Broker with pre-signed applicable SEC filings, including Forms 144, Forms 4, and seller representation letter forms. The Insider must grant the stockbroker the authority to complete and submit the forms to the SEC and the Company, as the case may be, on the Insider’s behalf.

15.    All transactions under the trading plan must be in accordance with applicable law.

16.    Any trading plans adopted or modified prior to February 27, 2023 (the “Effective Date”) are permitted to continue in place until all trades are executed thereunder or they expire by their terms (“Pre-effective Plans”). If the person undertakes a Modification of a Pre-effective Plan on or after the Effective Date, then the Modification must meet all of the requirements set forth herein.

If an Insider enters into a 10b5-1 Plan, such Plan shall be, while it remains in effect, the exclusive means by which the Insider may trade in Company securities, excluding the “Exceptions” and bona fide gifts as identified in the Policy. Notwithstanding the foregoing, trading outside a 10b5-1 Plan may, in the future, be permitted in compliance with law and under terms and conditions to be determined by the Company’s (i) Board of Directors or Compensation Committee, or (ii) Chief Executive Officer, Chief Financial Officer, and General Counsel or, if the General Counsel is not available or has a conflict, outside corporate counsel. Such terms and conditions shall include terms limiting the timing and volume of trading outside the Plan and shall also include additional provisions reasonably designed to ensure that the Insider has no non-public Material Information which would prohibit a proposed trade outside the Plan.

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